Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 26, 2026	Financial Contact: David M. Lowe, 612-623-6456 Media Contact: Kirstie L. Foster, 612-623-6249 Kirstie_L_Foster@graco.com

Graco Finishes Year with Record Quarterly and Annual Sales
MINNEAPOLIS (January 26, 2026) – Graco Inc. (NYSE: GGG) today announced results for the fourth quarter ended December 26, 2025.

Summary
$ in millions except per share amounts

	Three Months Ended			Twelve Months Ended
	Dec 26, 2025	Dec 27, 2024	% Change	Dec 26, 2025	Dec 27, 2024	% Change
Net Sales	$593.2	$548.7	8%	$2,236.6	$2,113.3	6%
Operating Earnings	158.6	130.0	22%	624.8	570.1	10%
Net Earnings	132.5	108.7	22%	521.8	486.1	7%
Diluted Net Earnings per Common Share	$0.79	$0.63	25%	$3.08	$2.82	9%

Adjusted (non-GAAP): (1)
Operating Earnings, adjusted	$158.6	$137.7	15%	$610.7	$577.8	6%
Net Earnings, adjusted	$128.7	$110.1	17%	$498.8	$477.1	5%
Diluted Net Earnings per Common Share, adjusted	$0.77	$0.64	20%	$2.95	$2.77	6%
(1) Excludes the impact of excess tax benefits from stock option exercises, contingent consideration fair value adjustments, certain non-recurring tax provision adjustments and prior year business reorganization charges. See Financial Results Adjusted for Comparability below for a reconciliation of adjusted non-GAAP financial measures to GAAP.
•Net sales for the fourth quarter increased 8 percent with growth in the Contractor and Industrial segments, and for the year net sales increased 6 percent with growth in all segments and regions. Effects of currency translation increased sales for the quarter by 2 percentage points and increased sales for the year by 1 percentage point. Acquired operations contributed 4 percentage points of growth to the quarter and 5 percentage points to the year.
•Price realization drove a 1 percentage point increase in the gross profit margin rate for the fourth quarter.
•Operating expenses for the fourth quarter decreased 1 percent. Incremental expenses from acquired operations and higher sales and earnings based expenses in the current quarter were more than offset by $16 million of litigation and business reorganization costs in the fourth quarter last year that did not repeat.
•Net earnings increased 22 percent for the fourth quarter. Adjusted net earnings increased 17 percent, driven by higher sales, an improved gross margin rate and lower expenses.

"Graco delivered record sales for both the quarter and the full year," said Mark Sheahan, President and Chief Executive Officer. "Acquired revenue contributed 4% to our quarterly growth, complemented by strong organic performance in both the Industrial and Contractor segments. Contractor achieved organic growth in every

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region, supported by solid results in our home center and colorant product categories. Industrial also posted broad‑based gains, with notable strength in the Americas and EMEA, and benefited from the timing of project completions in our powder finishing systems business."

Consolidated Results

Net sales for the fourth quarter increased 8 percent from the comparable period last year (6 percent at consistent translation rates). Fourth quarter net sales increased 4 percent in the Americas, increased 23 percent in EMEA (15 percent at consistent translation rates), and increased 2 percent in Asia Pacific (1 percent at consistent translation rates). Net sales for the year increased 6 percent compared to last year (5 percent at consistent translation rates). Net sales for the year increased 2 percent in the Americas, increased 16 percent in EMEA (12 percent at consistent translation rates), and increased 8 percent in Asia Pacific (9 percent at consistent translation rates).

Changes in currency translation rates increased worldwide sales by $11 million and $13 million, respectively, for the fourth quarter and year from the comparable periods last year. Acquired operations contributed $21 million of sales growth for the fourth quarter and $113 million of sales growth for the year.

The gross profit margin rate increased approximately 1 percentage point for the fourth quarter and decreased 1 percentage point for the year from the comparable periods last year as price realization from pricing actions more than offset higher product costs for the quarter, but was unable to do so for the year. Higher product costs included increased tariff costs of $4 million for the quarter and $14 million for the year. The unfavorable effect of lower margin rates of acquired operations further decreased the gross profit margin rate for the year.

Total operating expenses for the fourth quarter and year decreased 1 percent in both periods from the comparable periods last year. For the quarter, incremental expenses from acquired operations of $7 million and higher sales and earnings based expenses of $5 million were more than offset by $16 million of litigation and business reorganization costs in the fourth quarter last year that did not repeat. For the year, incremental expenses from acquired operations of $36 million were mostly offset by a $14 million non-cash gain from the reduction in the fair value of acquisition-related contingent consideration recognized in the third quarter of the current year and $21 million of litigation and business reorganization costs from the prior year that did not repeat.

Other non-operating income increased $2 million for the fourth quarter from the same period last year due to favorable market valuation changes on investments held to fund certain retirement benefits liabilities. For the year other non-operating income decreased $3 million compared to last year and included higher exchange losses on net liabilities of certain foreign operations of $8 million and decreased interest income of $8 million. Partially offsetting these items were a $5 million gain in the first quarter of 2025 from the sale of a former manufacturing and distribution facility in Switzerland and $2 million of favorable market valuation changes on investments held to fund certain retirement benefits.

The effective income tax rate was 19 percent for the fourth quarter and for the year. Adjusted to exclude the impacts of certain non-recurring items (see Financial Results Adjusted for Comparability below), the adjusted effective income tax rate of 21 percent for the quarter and 20 percent for the year was flat compared to the same periods last year.

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Segment Results
Management assesses performance of segments by reference to operating earnings excluding unallocated corporate expenses. For a reconciliation of segment operating earnings to consolidated operating earnings, refer to the segment information table included in the financial statement section of this release. Certain measurements of segment operations are summarized below:

	Three Months			Twelve Months
	Contractor	Industrial	Expansion Markets	Contractor	Industrial	Expansion Markets
Net Sales (in millions)	$265.5	$284.3	$43.4	$1,071.9	$996.8	$167.9
Percentage change from last year
Sales	8%	11%	(6)%	8%	4%	1%
Operating earnings	34%	16%	35%	0%	7%	32%
Operating earnings as a percentage of sales
2025	24%	32%	28%	25%	34%	25%
2024	20%	31%	20%	27%	33%	19%

Components of net sales change by geographic region for the Contractor segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	1%	4%	0%	5%	(2)%	5%	0%	3%
EMEA	0%	7%	8%	15%	(2)%	22%	4%	24%
Asia Pacific	3%	7%	1%	11%	(1)%	26%	(1)%	24%
Consolidated	1%	5%	2%	8%	(2)%	10%	0%	8%

Contractor segment net sales growth for the fourth quarter and year included $12 million and $100 million, respectively, from acquired operations. The operating margin rate for the fourth quarter increased 4 percentage points, as the prior-year comparable period included litigation costs that did not repeat. For the quarter, price realization more than offset higher product costs from increased tariffs. The operating margin rate for the year decreased 2 percentage points as price realization and nonrecurring litigation costs were unable to offset higher product costs from increased tariffs and the lower margin rates of acquired operations.

Components of net sales change by geographic region for the Industrial segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	6%	0%	1%	7%	2%	0%	0%	2%
EMEA	15%	8%	9%	32%	4%	3%	4%	11%
Asia Pacific	(8)%	6%	(1)%	(3)%	(2)%	2%	0%	0%
Consolidated	5%	4%	2%	11%	2%	1%	1%	4%

Incremental sales from acquired operations and the timing of finishing system sales contributed to a double-digit increase in Industrial segment net sales for the fourth quarter. Industrial segment net sales increased 4 percent for the year, including 1 percentage point each from acquired operations and favorable changes in foreign currency translation rates. The operating margin rate for this segment increased approximately 1 percentage point for both the quarter and year as price realization and expense leverage more than offset

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unfavorable product and channel mix from lower margin finishing system sales and higher product costs from increased tariffs.

Components of net sales change by geographic region for the Expansion Markets segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	(11)%	0%	0%	(11)%	(6)%	0%	0%	(6)%
EMEA	(3)%	0%	1%	(2)%	3%	0%	1%	4%
Asia Pacific	4%	0%	0%	4%	20%	0%	0%	20%
Consolidated	(7)%	0%	1%	(6)%	1%	0%	0%	1%

Expansion Markets net sales decreased 6 percent for the fourth quarter and increased 1 percent for the year compared to the same periods last year. Fourth quarter net sales included upfront license fees in the electric motor product application that was unable to offset lower sales in all other product applications. For the year, net sales growth in the semiconductor and electric motor product applications was partially offset by decreases in the environmental and high-pressure valves product applications. The operating margin rate for this segment for the quarter and year increased 8 percentage points and 6 percentage points, respectively, compared to the same periods last year mostly due to the favorable margin impact of upfront license fees.

Outlook
"As we reflect on the past year, we delivered solid performance despite significant macroeconomic challenges and softness across many of our core end markets," said Sheahan. "We added more than $100 million of acquired revenue and achieved full‑year organic growth in both our Industrial and Expansion Markets segments. While our Contractor end markets were soft for much of the year, the quarter’s organic growth is encouraging, and we enter the new year with confidence.

"As we celebrate Graco’s 100th year in 2026, our acquisition pipeline remains strong, and we are optimistic about continued actionable opportunities. Our engaged employees are focused on our key initiatives—driving product innovation, pursuing strategic acquisitions, and advancing the One Graco operating model. For 2026, we are initiating guidance of low single‑digit organic sales growth on a constant‑currency basis and mid‑single‑digit sales growth including acquisitions."

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Financial Results Adjusted for Comparability
Excluding the impact of excess tax benefits from stock option exercises, contingent consideration fair value adjustments, certain non-recurring tax provision adjustments and prior year business reorganization charges presents a more consistent basis for comparison of financial results. A calculation of the non-GAAP adjusted measurements of operating earnings, earnings before income taxes, income taxes, effective income tax rate, net earnings and diluted earnings per share follows (in millions except per share amounts):

	Three Months Ended		Twelve Months Ended
	Dec 26, 2025	Dec 27, 2024	Dec 26, 2025	Dec 27, 2024
Operating earnings, as reported	$158.6	$130.0	$624.8	$570.1
Contingent consideration	—	—	(14.1)	—
Business reorganization	—	7.7	—	7.7
Operating earnings, adjusted	$158.6	$137.7	$610.7	$577.8

Earnings before income taxes	$163.1	$132.5	$641.2	$589.3
Contingent consideration	—	—	(14.1)	—
Business reorganization	—	7.7	—	7.7
Earnings before income taxes, adjusted	$163.1	$140.2	$627.1	$597.0

Income taxes, as reported	$30.6	$23.8	$119.4	$103.2
Other non-recurring tax benefit	2.9	—	2.9	—
Excess tax benefit from option exercises	0.9	4.5	6.0	14.9
Business reorganization tax effect	—	1.8	—	1.8
Income taxes, adjusted	$34.4	$30.1	$128.3	$119.9

Effective income tax rate
As reported	18.7%	17.9%	18.6%	17.5%
Adjusted	21.1%	21.5%	20.5%	20.1%

Net Earnings, as reported	$132.5	$108.7	$521.8	$486.1
Contingent consideration	—	—	(14.1)	—
Other non-recurring tax benefit	(2.9)	—	(2.9)	—
Excess tax benefit from option exercises	(0.9)	(4.5)	(6.0)	(14.9)
Business reorganization	—	5.9	—	5.9
Net Earnings, adjusted	$128.7	$110.1	$498.8	$477.1

Weighted Average Diluted Shares	168.1	172.6	169.2	172.4
Diluted Earnings per Share
As reported	$0.79	$0.63	$3.08	$2.82
Adjusted	$0.77	$0.64	$2.95	$2.77

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, Form 10-Qs and Form 8-Ks, and other disclosures, including our 2024 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements

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released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to, risks relating to the demand for our products and the level of commercial, industrial and construction activity worldwide; changes in currency translation rates; international and domestic instability; interest rate fluctuations and changes in credit markets; global sourcing of materials; inflationary cost pressures and our ability to raise prices without decreasing demand for our products; interruptions of or intrusions into our information systems; intellectual property rights; the use of generative artificial intelligence and other emerging technologies; conducting business internationally; catastrophic events; our ability to attract, develop and retain qualified personnel; public health crises; our growth strategies and acquisitions; potential goodwill impairment; our ability to compete effectively; our dependence on a few large customers; our dependence on cyclical industries; changes in laws and regulations; climate-related laws, regulations and accords; environmental, social and governance-related expectations and requirements; compliance with anti-corruption and trade laws; changes in tax or tariff rates or the adoption of new tax or tariff legislation; and costs associated with legal proceedings. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2024 (and the most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A of our Annual Report on Form 10-K for fiscal year 2024 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 27, 2026, at 11 a.m. ET, 10 a.m. CT, to discuss Graco’s fourth quarter results.

A real-time listen-only webcast of the conference call will be broadcast by Nasdaq. Individuals can access the call and view the slides on the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

About Graco

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 26, 2025	Dec 27, 2024	Dec 26, 2025	Dec 27, 2024
Net Sales	$593,156	$548,672	$2,236,604	$2,113,316
Cost of products sold	286,461	269,392	1,063,421	990,855
Gross Profit	306,695	279,280	1,173,183	1,122,461
Product development	21,940	22,154	82,297	87,230
Selling, marketing and distribution	70,372	72,967	273,939	273,741
General and administrative	55,804	54,140	206,211	191,392
Contingent consideration	—	—	(14,061)	—
Operating Earnings	158,579	130,019	624,797	570,098
Interest expense	814	794	2,893	2,828
Other (income) expense, net	(5,293)	(3,257)	(19,296)	(22,013)
Earnings Before Income Taxes	163,058	132,482	641,200	589,283
Income taxes	30,571	23,773	119,361	103,199
Net Earnings	$132,487	$108,709	$521,839	$486,084
Net Earnings per Common Share
Basic	$0.80	$0.64	$3.14	$2.88
Diluted	$0.79	$0.63	$3.08	$2.82
Weighted Average Number of Shares
Basic	165,444	169,135	166,381	168,884
Diluted	168,108	172,577	169,219	172,405

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec 26, 2025	Dec 27, 2024	Dec 26, 2025	Dec 27, 2024
Net Sales
Contractor	$265,459	$246,889	$1,071,878	$988,865
Industrial	284,293	255,410	996,814	958,023
Expansion Markets	43,404	46,373	167,912	166,428
Total	$593,156	$548,672	$2,236,604	$2,113,316
Operating Earnings
Contractor	$65,016	$48,589	$270,308	$270,144
Industrial	91,886	79,520	334,586	311,710
Expansion Markets	12,213	9,050	41,496	31,510
Unallocated corporate (expense)	(10,536)	(7,140)	(35,654)	(43,266)
Contingent consideration	—	—	14,061	—
Total	$158,579	$130,019	$624,797	$570,098

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec 26, 2025	Dec 27, 2024
ASSETS
Current Assets
Cash and cash equivalents	$624,083	$675,336
Accounts receivable, less allowances of $6,000 and $6,000	393,753	362,533
Inventories	401,138	404,676
Other current assets	52,907	54,896
Total current assets	1,471,881	1,497,441
Property, Plant and Equipment, net	755,064	771,656
Goodwill	585,304	487,468
Other Intangible Assets, net	303,851	233,306
Operating Lease Assets	26,073	19,678
Deferred Income Taxes	35,975	46,910
Other Assets	96,122	82,753
Total Assets	$3,274,270	$3,139,212
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$23,072	$28,537
Current portion of long-term debt	1,624	—
Trade accounts payable	78,573	60,816
Salaries and incentives	73,420	58,169
Dividends payable	48,705	46,558
Other current liabilities	241,867	211,728
Total current liabilities	467,261	405,808
Retirement Benefits and Deferred Compensation	87,179	80,381
Operating Lease Liabilities	18,131	12,278
Deferred Income Taxes	36,708	37,822
Other Non-current Liabilities	11,060	18,788
Shareholders’ Equity
Common stock	165,150	169,394
Additional paid-in-capital	994,566	955,051
Retained earnings	1,456,710	1,509,264
Accumulated other comprehensive income (loss)	37,505	(49,574)
Total shareholders’ equity	2,653,931	2,584,135
Total Liabilities and Shareholders’ Equity	$3,274,270	$3,139,212

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended
	Dec 26, 2025	Dec 27, 2024
Cash Flows From Operating Activities
Net Earnings	$521,839	$486,084
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	107,433	86,749
Deferred income taxes	(8,673)	6,060
Share-based compensation	34,333	31,892
Gain on sale of building	(4,737)	(1,216)
Contingent consideration	(14,061)	—
Change in
Accounts receivable	(7,383)	10,251
Inventories	55,206	55,836
Trade accounts payable	7,712	(13,298)
Salaries and incentives	6,632	(12,187)
Retirement benefits and deferred compensation	(571)	(14,171)
Other accrued liabilities	(11,479)	(11,242)
Other	(2,660)	(3,058)
Net cash provided by operating activities	683,591	621,700
Cash Flows From Investing Activities
Property, plant and equipment additions	(45,669)	(106,737)
Proceeds from sale of building	11,182	5,630
Acquisition of businesses, net of cash acquired	(135,262)	(241,767)
Other	(3,047)	59
Net cash used in investing activities	(172,796)	(342,815)
Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	(6,588)	(766)
Payments on long-term debt and lines of credit	25	—
Payments of debt issuance costs	—	(1,707)
Common stock issued	43,023	70,659
Common stock repurchased	(423,108)	(31,350)
Taxes paid related to net share settlement of equity awards	(6,055)	(4,611)
Cash dividends paid	(183,352)	(172,088)
Net cash used in financing activities	(576,055)	(139,863)
Effect of exchange rate changes on cash	14,007	(1,637)
Net (decrease) increase in cash and cash equivalents	(51,253)	137,385
Cash and Cash Equivalents
Beginning of year	675,336	537,951
End of year	$624,083	$675,336